Centrum Industries, Inc.                                            Exhibit - 11
Computation of earnings per share
March 31, 1997


Net Income                                                          $ 2,450,278

Weighted average common and common equivalent shares outstanding      8,638,253
                                                                    -----------
Net income per common share                                         $      0.28
                                                                    ===========




                                                       Net
                               Average             Outstanding
          Exercise              Market       Net     Share        Days           Weighted
 Number    Price      Proceeds  Price    Repurchase Increase   Outstanding        Average
------------------------------------------------------------------------------------------
  120,913   0.37       44,980   2.25       19,991    100,922         241          66,636
   40,304   0.37       14,993   2.25        6,664     33,640         232          21,382
   40,304   0.37       14,993   2.25        6,664     33,640         239          22,028
      800   1.00          800   2.25          356        444         201             245
    1,000   1.00        1,000   2.25          444        556         326             496
    1,000   1.00        1,000   2.25          444        556         341             519
   20,000   1.00       20,000   2.25        8,889     11,111         256           7,793
   20,000   1.00       20,000   2.25        8,889     11,111         361          10,989
  110,333   0.64       70,613   2.25       31,384     78,949         365          78,949
  333,334   0.75      250,000   2.25      111,111    222,223         365         222,223
  350,000   1.00      350,000   2.25      155,556    194,444         365         194,444
  170,000   1.50      255,000   2.25      113,333     56,667         120          18,630
  251,568   2.00      503,136   2.25      223,616     27,952         120           9,190
  275,000   1.50      412,500   2.25      183,333     91,667         365          91,667
  490,600   1.00      490,600   2.25      218,044    272,556         365         272,556
1,250,000   2.00    2,500,000   2.25    1,111,111    138,889         365         138,889
                                                                               ---------
            Weighted average common equivalent shares outstanding              1,156,636

            Weighted average common shares outstanding                         7,481,617
                                                                               ---------
            Weighted average common and common equivalent shares outstanding   8,638,253
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